INDEPENDENT AUDITORS' CONSENT
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[LOGO] KPMG Peat Marwick LLP

          Certified Public Accountants
          One Jericho Plaza
          Jericho, NY 11753

To the Stockholders and Board of Directors
Reliance Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-81278 and 333-20379) on Form S-8 of Reliance Bancorp, Inc of our report dated July 24, 1997, relating to the consolidated statements of financial condition of Reliance Bancorp, Inc. and subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report is incorporated by reference to the June 30, 1997 Annual Report on Form 10-K of Reliance Bancorp, Inc..



/s/  KPMG Peat Marwick LLP
     Jericho, New York
     September 29, 1997